Exhibit 99.1

Endurance International Group Reports 2019 First Quarter Results

•	GAAP revenue of $280.7 million

•	Net loss of $3.5 million

•	Adjusted EBITDA of $78.5 million

•	Cash flow from operations of $15.0 million

•	Free cash flow of $7.1 million

•	Total subscribers on platform were approximately 4.783 million at March 31, 2019

BURLINGTON, MA (April 30, 2019) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its first quarter ended March 31, 2019.

“We are pleased with our operational execution in the first quarter and our results reflect continued progress positioning our multi-brand platform for a return to growth,” commented Jeffrey H. Fox, president and chief executive officer of Endurance International Group. “Our 2019 plan to continue simplifying operations and investing to deliver increased value to customers of our key strategic brands is progressing. We continue to anticipate a transition back to revenue growth in the second half of 2019 with adjustments to our guidance that better reflect the timing of our progress.”

First Quarter 2019 Financial Highlights

•	Revenue for the first quarter of 2019 was $280.7 million, a decrease of 3.7 percent compared to $291.4 million for the first quarter of 2018.

•	Net loss for the first quarter of 2019 was $3.5 million, or $(0.02) per diluted share, compared to net loss of $2.5 million, or $(0.02) per diluted share, for the first quarter of 2018.

•	Adjusted EBITDA for the first quarter of 2019 was $78.5 million, a decrease of 8.9 percent compared to $86.2 million for the first quarter of 2018.

•	Cash flow from operations for the first quarter of 2019 was $15.0 million, a decrease of 71.3 percent compared to $52.4 million for the first quarter of 2018.

•

Free cash flow, defined as cash flow from operations less capital expenditures and financed equipment obligations, for the first quarter of 2019 was $7.1 million, a decrease of 84.3 percent compared to $44.9 million for the first quarter of 2018.

First Quarter Operating Highlights

•

Total subscribers on platform at March 31, 2019 were approximately 4.783 million, compared to approximately 5.011 million subscribers at March 31, 2018 and approximately 4.802 million subscribers at December 31, 2018. See “Total Subscribers” below.

•

Average revenue per subscriber, or ARPS, for the first quarter of 2019 was $19.52, compared to $19.30 for the first quarter of 2018 and $19.50 for the fourth quarter of 2018. See “Average Revenue Per Subscriber” below.

Fiscal 2019 Guidance

The Company is updating its guidance for the full year ending December 31, 2019. As of the date of this release, April 30, 2019, the Company expects:

	2018 Actual as Reported	Prior Guidance	Revised Guidance (as of April 30, 2019)
GAAP revenue	$1.145 billion	$1.140 to $1.160 billion	$1.120 to $1.140 billion
Adjusted EBITDA	$338 million	$310 to $330 million	$300 to $320 million
Free cash flow	$129 million	$115 to $125 million	$110 to $120 million

Adjusted EBITDA and free cash flow are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release.

First and Second Quarter 2018 Income Tax Expense Revision

As originally disclosed in third quarter of 2018, the Company revised its deferred income tax provision for the first and second quarter of 2018 to reflect a revision that favorably impacted net income (loss) for these periods. This revision did not impact the previously reported figures for Adjusted EBITDA, Cash Flow from Operations or Free Cash Flow.

Conference Call and Webcast Information

Endurance International Group’s first quarter 2019 financial results teleconference and webcast is scheduled to begin at 8:00 a.m. EDT on Tuesday, April 30, 2019. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com.

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use adjusted EBITDA and free cash flow, which are non-GAAP financial measures, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. A non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that excludes amounts that are included in the most directly comparable measure calculated and presented in accordance with GAAP or includes amounts that are excluded from the most directly comparable measure calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. For example, adjusted EBITDA excludes interest expense, which has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation from, or as a substitute for, the most directly comparable financial measures prepared in accordance with GAAP. We urge you to review the additional information about adjusted EBITDA and free cash flow shown below, including the reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net (loss) income, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, (gain) loss of unconsolidated entities, impairment of other long-lived assets, SEC investigations reserve, and shareholder litigation reserve. We view adjusted EBITDA as a performance measure and believe it helps investors evaluate and compare our core operating performance from period to period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and financed equipment obligations. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures (including financed equipment obligations).

Key Operating Metrics

Total Subscribers - We define total subscribers as the approximate number of subscribers that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Subscribers of more than one brand, and subscribers with more than one distinct billing relationship or subscription with us, are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers. In the first quarter of 2019, these adjustments had a net negative impact of approximately 2,000 subscribers on our total subscriber count.

Average Revenue Per Subscriber (ARPS) - We calculate ARPS as the amount of revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period, divided by the number of months in the period. See definition of “Total Subscribers” above. ARPS does not represent an exact measure of the average amount a subscriber spends with us each month, since our calculation of ARPS is impacted by revenues generated by non-subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our updated financial guidance and plan for fiscal year 2019, our expectation that we will transition back to revenue growth in the second half of 2019, the expected outcome of our investment and operational plans, including our focus on simplifying our business and delivering increased customer value, and our expectations of future growth and financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “continue,” “positions,” “confident,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations, strategies or prospects will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: the possibility that our financial guidance or our actual financial results may differ from expectations; the possibility that we may not be able to execute our updated 2019 plan or our investment or operational plans or that these plans will not result in the anticipated benefits to our business; the possibility that we will continue to experience decreases in our subscriber base; an adverse impact on our business from litigation or regulatory proceedings; an adverse impact on our business from our substantial indebtedness and the cost of servicing our debt; the rate of growth of the Small and Medium Business (“SMB”) market for our solutions; our inability to increase sales to our existing subscribers, or retain our existing subscribers; data breaches; system or Internet failures; our inability to maintain or improve our competitive position or market share; and other risks and uncertainties discussed in our filings with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2018 filed with the SEC on February 21, 2019 and other reports we file with the SEC.

We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ:EIGI) helps millions of small businesses worldwide with products and technology to enhance their online web presence, email marketing, business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, Domain.com and SiteBuilder, among others. Headquartered in Burlington, Massachusetts, Endurance employs over 3,700 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Kristen Andrews

Endurance International Group

(781) 418-6716

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2018	March 31, 2019
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,644	$70,084
Restricted cash	1,932	1,931
Accounts receivable	12,205	13,556
Prepaid domain name registry fees	56,779	59,193
Prepaid commissions	41,458	41,686
Prepaid and refundable taxes	7,235	7,826
Prepaid expenses and other current assets	27,855	29,557

Total current assets	236,108	223,833
Property and equipment—net	92,275	87,119
Operating lease right-of-use assets	—	109,302
Goodwill	1,849,065	1,848,602
Other intangible assets—net	352,516	331,409
Deferred financing costs—net	2,656	2,441
Investments	15,000	15,000
Prepaid domain name registry fees, net of current portion	11,207	11,412
Prepaid commissions, net of current portion	42,472	44,780
Other assets	5,208	2,872

Total assets	$2,606,507	$2,676,770

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,449	$9,783
Accrued expenses	79,279	61,151
Accrued taxes	2,498	3,982
Accrued interest	25,259	15,018
Deferred revenue	371,758	379,181
Operating lease liabilities—short term	—	22,250
Current portion of notes payable	31,606	31,606
Current portion of financed equipment	8,379	6,502
Deferred consideration—short term	2,425	2,464
Other current liabilities	3,147	2,408

Total current liabilities	536,800	534,345
Long-term deferred revenue	96,140	99,037
Operating lease liabilities—long term	—	96,469
Notes payable—long term, net of original issue discounts of $21,349 and $20,263 and deferred financing costs of $31,992 and $30,474, respectively	1,770,055	1,747,659
Deferred tax liability	16,457	15,228
Deferred consideration—long term	1,364	1,386
Other liabilities	11,237	4,021

Total liabilities	2,432,053	2,498,145

Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 143,444,515 and 143,561,595 shares issued at December 31, 2018 and March 31, 2019, respectively; 143,444,178 and 143,561,595 outstanding at December 31, 2018 and March 31, 2019, respectively	14	14
Additional paid-in capital	961,235	970,256
Accumulated other comprehensive loss	(3,211)	(4,573)
Accumulated deficit	(783,584)	(787,072)

Total stockholders’ equity	174,454	178,625

Total liabilities and stockholders’ equity	$2,606,507	$2,676,770

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2019
Revenue	$291,356	$280,683
Cost of revenue	133,906	123,854

Gross profit	157,450	156,829

Operating expense:
Sales and marketing	67,356	66,588
Engineering and development	19,917	23,694
General and administrative	38,775	31,393

Total operating expense	126,048	121,675

Income from operations	31,402	35,154

Other income (expense):
Interest income	204	291
Interest expense	(36,050)	(37,214)

Total other expense—net	(35,846)	(36,923)

Loss before income taxes and equity earnings of unconsolidated entities	(4,444)	(1,769)
Income tax (benefit) expense	(1,943)	1,719

Loss before equity earnings of unconsolidated entities	(2,501)	(3,488)
Equity loss of unconsolidated entities, net of tax	27	—

Net loss	$(2,528)	$(3,488)

Comprehensive income (loss):
Foreign currency translation adjustments	580	(401)
Unrealized gain (loss) on cash flow hedge, net of taxes of ($325) and $304 for the three months ended March 31, 2018 and 2019, respectively	1,041	(961)

Total comprehensive loss	$(907)	$(4,850)

Basic and diluted net loss per share	$(0.02)	$(0.02)

Weighted-average common shares used in computing net loss per share:

Basic and diluted	140,361,982	143,512,293

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2018	2019
Cash flows from operating activities:
Net loss	$(2,528)	$(3,488)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	12,068	11,206
Amortization of other intangible assets	25,735	21,120
Amortization of deferred financing costs	1,894	1,733
Amortization of net present value of deferred consideration	128	61
Amortization of original issue discounts	1,058	1,087
Stock-based compensation	6,992	9,016
Deferred tax expense (benefit)	(4,068)	(906)
Loss on sale of assets	48	26
Loss from unconsolidated entities	27	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,448	(1,383)
Prepaid expenses and other current assets	(2,811)	(2,292)
Prepaid and refundable taxes	359	(591)
Leases right-of-use asset, net	—	573
Accounts payable and accrued expenses	350	(31,512)
Deferred revenue	10,660	10,399

Net cash provided by operating activities	52,360	15,049

Cash flows from investing activities:
Purchases of property and equipment	(5,254)	(5,423)

Net cash used in investing activities	(5,254)	(5,423)

Cash flows from financing activities:
Repayments of term loans	(25,486)	(25,000)
Principal payments on financed equipment	(2,230)	(2,570)
Proceeds from exercise of stock options	25	5

Net cash used in financing activities	(27,691)	(27,565)

Net effect of exchange rate on cash and cash equivalents and restricted cash	(83)	(622)

Net increase (decrease) in cash and cash equivalents and restricted cash	19,332	(18,561)
Cash and cash equivalents and restricted cash:
Beginning of period	69,118	90,576

End of period	$88,450	$72,015

Supplemental cash flow information:
Interest paid	$42,091	$44,259
Income taxes paid	$603	$1,866

GAAP to Non-GAAP Reconciliation - Adjusted EBITDA

The following table presents a reconciliation of net loss calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended March 31,
	2018	2019
Net loss	$(2,528)	$(3,488)
Interest expense, net(1)	35,846	36,923
Income tax (benefit) expense	(1,943)	1,719
Depreciation	12,068	11,206
Amortization of other intangible assets	25,735	21,120
Stock-based compensation	6,992	9,016
Restructuring expenses	1,529	2,015
Loss from unconsolidated entities	27	—
Shareholder litigation reserve	8,500	—

Adjusted EBITDA	$86,226	$78,511

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income.

GAAP to Non-GAAP Reconciliation – Free Cash Flow

The following table reflects the reconciliation of cash flow from operations to free cash flow (“FCF”) (all data in thousands):

	Three Months Ended March 31,
	2018	2019
Cash flow from operations	$52,360	$15,049
Less:
Capital expenditures and financed equipment(1)	(7,484)	(7,993)

Free cash flow	$44,876	$7,056

(1)

Capital expenditures during the three months ended March 31, 2018 and 2019 includes $2.2 million and $2.6 million, respectively, of principal payments under a three year agreement for equipment financing. The remaining balance on the equipment financing is $6.5 million as of March 31, 2019.

Average Revenue Per Subscriber - Calculation and Segment Detail

We present our financial results in the following three segments.

•

Web presence. The web presence segment consists primarily of our web hosting brands, including Bluehost and HostGator. This segment also includes related products such as domain names, website security, website design tools and services, and e-commerce products.

•	Email marketing. The email marketing segment consists of Constant Contact email marketing tools and related products and the SinglePlatform digital storefront solution.

•

Domain. The domain segment consists of domain-focused brands such as Domain.com, ResellerClub and LogicBoxes as well as certain web hosting brands that are under common management with our domain-focused brands. This segment sells domain names and domain management services to resellers and end users, as well as premium domain names, and also generates advertising revenue from domain name parking. It also resells domain names and domain management services to our web presence segment.

The following table presents the calculation of ARPS, on a consolidated basis and by segment (all data in thousands, except ARPS data):

	Three Months Ended March 31,
	2018	2019
Consolidated revenue	$291,356	$280,683
Consolidated total subscribers	5,011	4,783
Consolidated average subscribers for the period	5,031	4,793
Consolidated ARPS	$19.30	$19.52

Web presence revenue	$155,017	$145,960
Web presence subscribers	3,811	3,612
Web presence average subscribers for the period	3,829	3,626
Web presence ARPS	$13.49	$13.42

Email marketing revenue	$102,447	$102,740
Email marketing subscribers	518	495
Email marketing average subscribers for the period	519	496
Email marketing ARPS	$65.83	$69.11

Domain revenue	$33,892	$31,983
Domain subscribers	682	676
Domain average subscribers for the period	683	671
Domain ARPS	$16.54	$15.88

The following table presents revenue, gross profit, and a reconciliation by segment of net income (loss) calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended March 31, 2018
	Web presence	Email marketing	Domain	Total
Revenue	$155,017	$102,447	$33,892	$291,356
Gross profit	$74,373	$72,177	$10,900	$157,450

Net (loss) income	$(6,108)	$5,359	$(1,779)	$(2,528)
Interest expense, net(1)	16,986	16,409	2,451	35,846
Income tax (benefit) expense	(4,679)	4,163	(1,427)	(1,943)
Depreciation	7,977	3,146	945	12,068
Amortization of other intangible assets	12,008	13,093	634	25,735
Stock-based compensation	5,073	1,408	511	6,992
Restructuring expenses	812	162	555	1,529
Gain of unconsolidated entities	27	—	—	27
Shareholder litigation reserve	5,745	1,500	1,255	8,500

Adjusted EBITDA	$37,841	$45,240	$3,145	$86,226

	Three Months Ended March 31, 2019
	Web presence	Email marketing	Domain	Total
Revenue	$145,960	$102,740	$31,983	$280,683
Gross profit	$72,241	$74,047	$10,541	$156,829

Net (loss) income	$(6,542)	$5,938	$(2,884)	$(3,488)
Interest expense, net(1)	17,095	17,394	2,434	36,923
Income tax (benefit) expense	895	628	196	1,719
Depreciation	7,949	2,324	933	11,206
Amortization of other intangible assets	9,079	11,283	758	21,120
Stock-based compensation	4,893	3,083	1,040	9,016
Restructuring expenses	634	1,354	27	2,015
Gain of unconsolidated entities	—	—	—	—
Shareholder litigation reserve	—	—	—	—

Adjusted EBITDA	$34,003	$42,004	$2,504	$78,511

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income.

The following table represents the impact of the income statement revision to the first quarter of 2018 due to the revised deferred income tax provision (in thousands, except per share data):

	Three Months Ended March 31, 2018
	Originally Filed	Adjustment	Revised
Loss before income taxes and equity earnings of unconsolidated subsidiaries	$(4,444)	$—	$(4,444)
Income tax expense (benefit)	2,617	(4,560)	(1,943)

Loss before equity earnings of unconsolidated subsidiaries	(7,061)	4,560	(2,501)
Equity (income) loss of unconsolidated subsidiaries	27	—	27

Net income (loss)	$(7,088)	$4,560	$(2,528)

Comprehensive income (loss)
Foreign currency translation	580	—	580
Unrealized (gain) loss on cash flow hedge, net of tax	1,041	—	1,041

Total comprehensive loss	$(5,467)	$4,560	$(907)

Basic net income (loss) per share	$(0.05)	$0.03	$(0.02)

Diluted net income (loss) per share	$(0.05)	$0.03	$(0.02)

Weighted-average common shares used in computing net income (loss) per share
Basic	140,361,982	—	140,361,982
Diluted	140,361,982	—	140,361,982

The following table represents the impact of the revised deferred income tax provision on the impacted balance sheet accounts as of the dates shown (in thousands):

	March 31, 2018
	Originally Filed	Adjustment	Revised
Deferred tax liability	$27,679	$(4,560)	$23,119
Total liabilities	2,533,619	(4,560)	2,529,059
Accumulated deficit	(795,206)	4,560	(790,646)
Total stockholders’ equity	144,189	4,560	148,749
Total liabilities and stockholders’ equity	2,677,808	—	2,677,808

The following table represents the impact of the revised deferred income tax provision on the impacted lines of the statement of cash flows for the periods shown (in thousands):

	Three Months Ended March 31, 2018
	Originally Filed	Adjustment	Revised
Net income (loss)	$(7,088)	$4,560	$(2,528)
Deferred tax expense	492	(4,560)	(4,068)
Net cash provided by operating activities	52,360	—	52,360

GAAP to Non-GAAP Reconciliation of Fiscal Year 2019 Guidance (as of April 30, 2019) - Adjusted EBITDA

The following table reflects the reconciliation of fiscal year 2019 estimated net loss calculated in accordance with GAAP to fiscal year 2019 guidance for adjusted EBITDA. All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2019
Estimated net loss	$(17)	$(10)
Estimated interest expense (net)	146	148
Estimated income tax expense (benefit)	4	6
Estimated depreciation	44	48
Estimated amortization of acquired intangible assets	83	85
Estimated stock-based compensation	36	38
Estimated restructuring expenses	4	5
Estimated transaction expenses and charges	—	—
Estimated (gain) loss of unconsolidated entities	—	—
Estimated impairment of other long-lived assets	—	—
Estimated shareholder litigation reserve	—	—

Adjusted EBITDA guidance	$300	$320

GAAP to Non-GAAP Reconciliation of Fiscal Year 2019 Guidance (as of April 30, 2019) - Free Cash Flow

The following table reflects the reconciliation of fiscal year 2019 estimated cash flow from operations calculated in accordance with GAAP to fiscal year 2019 guidance for free cash flow. All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2019
Estimated cash flow from operations	$160	$175
Estimated capital expenditures and financed equipment	(50)	(55)

Free cash flow guidance	$110	$120